Exhibit 99(b)

Global Markets & Investment Banking

July 31, 2006

Special Committee of the Board of Trustees

Taberna Realty Finance Trust

Cira Center, 2929 Arch Street, 17th Floor

Philadelphia, PA 19104

We hereby consent to the use of our opinion letter dated June 8, 2006 to the Special Committee of the Board of Trustees of Taberna Realty Finance Trust (“Taberna”) included as Appendix C to the Joint Proxy Statement/Prospectus of Taberna and RAIT Investment Trust (“RAIT”) which forms a part of the Registration Statement on Form S-4 filed by RAIT, and to the references to such opinion and to Merrill Lynch, Pierce, Fenner & Smith Incorporated in the Joint Proxy Statement/Prospectus under the captions “SUMMARY – Taberna’s Special Committee of the Board of Trustees Received an Opinion from its Financial Advisor as to the Fairness of the Consideration to be Received by Taberna Shareholders,” “THE MERGER – Background of the Merger” and “THE MERGER – Opinion of Taberna’s Special Committee’s Financial Advisor.” In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such registration statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED